EXHIBIT 10.20

LEASE TERMINATION AGREEMENT

     THIS LEASE TERMINATION AGREEMENT (“Agreement”) is dated for reference purpose only as of the 15th day of June, 2004, by and between PACIFIC SUNWEAR OF CALIFORNIA, INC., a California corporation (“Lessee”), and LBA INDUSTRIAL FUND-CANYON, INC., a Delaware corporation (“Lessor”), for the premises comprised of approximately 176,299 square feet of the building located at 5200 East La Palma Avenue, Anaheim, California (the “Premises”).

     1.      Lessee, as lessee, and Bank of America National Trust and Savings Association (“B of A”), as lessor, entered into that certain Standard Industrial/Commercial Multi-Tenant Lease – Modified Net dated September 30, 1997 for the Premises described above (the “Lease”). The Realty Associates Fund IV, L.P. (“Realty Associates”) thereafter succeeded to B of A’s interest as lessor under the Lease. Lessor has since succeeded to Realty Associates’ interest under the Lease. The term of the Lease is scheduled to expire February 5, 2008. However, Lessee now desires to terminate the Lease and Lessor desires to accept such termination of the Lease and Lessee’s surrender of all rights under the Lease and possession of the Premises upon the terms and conditions provided herein.

     2.      Subject to the terms and conditions set forth below, in consideration of the mutual promises contained herein, the Lease shall be terminated and Lessee shall surrender all rights under the Lease and possession of the Premises effective as of 11:59 p.m. on the earlier of (i) June 15, 2004 or (ii) the date that Lessor and Control Air Conditioning Corporation consummate a new lease for the Premises (the “Replacement Lease”) (whichever occurs first is referred to herein as the “Termination Date”). Lessee hereby agrees to leave the Premises in its AS-IS condition, including leaving any existing furniture in place, and Lessor agrees to accept the Premises in its AS-IS condition and confirms that Lessee shall have no further obligation with respect to the condition of the Premises. Lessee represents and warrants to Lessor that it owns all of existing furniture free and clear of liens, encumbrances and claims by any third parties and effective on the Termination Date hereby conveys all of its right, title and interest in any such furniture to Lessor.

     3.      As consideration for Lessor’s agreement to terminate the Lease early, Lessee shall pay to Lessor an amount equal to Two Million Eight Hundred Thirty Three Thousand and No/100ths Dollars ($2,833,000.00) in cash or other immediately available funds (the “Termination Fee”) on the later of (i) Termination Date or (ii) the date that Lessor and Lessee mutually execute this Agreement. Notwithstanding the foregoing, Lessor and Lessee agree that Lessor shall have the right to retain the security deposit currently being held by Lessor under the Lease in the amount of Ninety One Thousand Eight Hundred and No/100ths Dollars ($91,800.00) plus unpaid interest equal to Eight Hundred and Eighty-two and 69/100ths Dollars ($882.69) calculated in accordance with Paragraph 61 of the Lease Addendum (collectively, the “Security Deposit”) in satisfaction of Lessee’s obligation to pay an equal amount of the Termination Fee, and Lessee hereby waives any and all of Lessee’s right and interest in and to the Security Deposit for purposes thereof. In addition, Lessee may credit against the amount of the Termination Fee a pro rata amount of the June 2004 Base Rent payment (Seventy Eight Thousand Nine Hundred Twenty Nine and 6/100ths Dollars ($78,929.06)), the June 2004 Common Area Operating Expenses (as defined in the Section 4.2 of the Lease) payment (Seventeen Thousand Three Hundred Eighty Five and No/100ths Dollars ($17,385.00)) and the June 2004 Lease Improvement Allowance payment (Ten Thousand Five Hundred Seventy Two and 6/100ths Dollars ($10,572.06)), such pro rata amount to be determined based on the number of days between the Termination Date and June 30, 2004 as compared to thirty (30).

     4.      Lessor hereby agrees that upon the Termination Date, subject to Lessee’s surrender of the Premises in accordance with the terms of the Lease and this Agreement, including, without limitation, payment by Lessee to Lessor of the Termination Fee (subject to the credits against such amount as are set forth in Paragraph 3 hereof), the Lease will be deemed terminated, and, effective upon the Termination Date and payment of the Termination Fee (subject to the credits against such amount as are set forth in Paragraph 3 hereof) , Lessee on the one hand, and Lessor on the other hand, for themselves and their successors and assigns, hereby remise, release and forever discharge the other party, and their representatives, shareholders, trustees, officers, directors, partners, affiliates, employees and agents and their respective successors and assigns, from any and all claims, liabilities, losses, damages, acts, demands, grievances, suits, actions, causes of action, debts, liens, charges, accounts, contracts, agreements, promises, costs or expenses whatsoever, whether at law, or in equity (individually, a “Claim” or collectively, “Claims”) of any nature whatsoever, known or unknown, fixed or contingent which Lessee or Lessor or their successors and assigns may have from and after the Termination Date, arising or accruing from or in any way growing out of, for, upon, or by reason of, the Lease or any other matter, cause or thing whatsoever; provided, however, the foregoing release shall not extend to the obligations of either party under this Agreement or to any claims by third parties against Lessee and/or Lessor arising under the Lease and accruing prior to the Termination Date.

     5.      Subject to the foregoing, effective as of the Termination Date, Lessor, on the one hand, and Lessee on the other hand, expressly waive any and all rights conferred upon them by the provisions of California Civil Code Section 1542 and the provisions of any other applicable laws restricting the release of claims which the Lessor or Lessee does not know of or suspect to exist at the time of executing this Agreement, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions. California Civil Code Section 1542 provides:

     “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

     Lessor and Lessee hereby understand and acknowledge the significance and consequences of such release and specific waiver of California Civil Code Section 1542 and each acknowledges having been advised by independent legal counsel concerning the same.

     Lessor’s Initials:                               Lessee’s Initials:

     IN WITNESS WHEREOF, the parties have executed this Agreement.

LESSOR:	LESSEE:

LBA INDUSTRIAL FUND-CANYON, INC.	PACIFIC SUNWEAR OF CALIFORNIA, INC.,
a Delaware corporation	a California corporation

By:	By:

Phil Belling	Carl Womack
President	Sr. Vice President, Chief Financial Officer

Date:	Date: